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                                                                       EXHIBIT 5

May 13, 1997




TRW Inc.
1900 Richmond Rd.
Cleveland, Ohio  44124

Re:      Deferred Compensation Plan for Non-Employee Directors of TRW Inc.

Ladies and Gentlemen:

As General Counsel of TRW Inc. ("TRW"), I am delivering this opinion in connection with the preparation and filing of a registration statement on Form S-8 ("Registration Statement") with the Securities and Exchange Commission to register (i) three million dollars ($3,000,000) of obligations representing unsecured obligations of TRW to pay deferred compensation in the future (the "Obligations") and (ii) one hundred thousand (100,000) shares of common stock of TRW, par value $0.625 per share ("Shares"), in accordance with the terms of the Deferred Compensation Plan for Non-Employee Directors of TRW Inc. (the "Plan"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

I am familiar with the Plan; the proceedings taken by TRW in connection with the adoption of the Plan; the Registration Statement; and the resolutions of the Directors of TRW relating to the filing of the Registration Statement. I am also familiar with TRW's Amended Articles of Incorporation and Amended Regulations, in each case as amended to date, and I have examined or caused to be examined such other records, documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of TRW, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles. With respect to the Shares issuable under the Plan, I am of the opinion that they will be validly issued, fully paid and nonassessable, when acquired by the Plan participants pursuant to the terms of the Plan.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement, in the Plan documents prepared pursuant to the requirements of Part I of Form S-8, and in any amendments to the foregoing.

                                                         Sincerely,

                                                         /s/ Martin A. Coyle



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